Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2021 Second Quarter Financial Results

Second Quarter 2021 Highlights:

●	Resumed fleet operations in June 2021 with three ships in Alaska and one ship in the Galapagos; as of July 31, 2021 eight of nine owned and operated ships have restarted expeditions

●	Increased total cash by $17 million through strong guest payments and continued cost reductions; ended quarter with $160 million in unrestricted cash and $44 million in restricted cash

●	Strong reservations for future travel with 2022 bookings 36% ahead of bookings for 2021 at the same point a year ago

●	Amended all credit agreements to extend waiver of leverage covenants through the first quarter of 2022 and deferred principal payments on export credit facilities through the end of 2021

NEW YORK, August 3, 2020 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended June 30, 2021.

Dolf Berle, Chief Executive Officer, said “It is a great privilege to succeed our founder Sven Lindblad in the CEO role of this remarkable Company. Over the past 40 years Sven has built the preeminent expedition travel business, providing high-quality and immersive experiences in the world’s most extraordinary destinations. I am excited, together with Sven and the entire Lindblad Board of Directors, to build upon this past success and further capitalize on the substantial demand for authentic adventure travel. Much of our short-term focus is on ramping up operations, and we couldn’t be happier to have nearly all our ships back delivering unparalleled experiences to our loyal guests. At the same time, the comprehensive plan the Company has been executing during the pandemic has enabled us to return to operations as a vibrant company. While it will take some time to fully regain the momentum we were generating before the pandemic, we are well on our way and, with additional capacity from two new polar ships, an expanded product platform that includes our two recently acquired land-based business, and a strong balance sheet that will enable us to explore additional opportunities, we are well positioned for sustained growth and building additional shareholder value in the years ahead.”

RESUMPTION OF FLEET OPERATIONS AND COVID-19 BUSINESS UPDATE

Return to Operations

The Company resumed ship operations in June 2021 and as of July 31, 2021 had eight of its nine vessels providing expeditions to guests. During June 2021, the Company launched three ships in Alaska and another in the Galapagos and, following the quarter, the Company resumed operations on the majority of its remaining vessels, with additional ships launching in Alaska, the Galapagos and Iceland. The Company continues to work with local authorities on plans to operate in additional geographies during the second half of the year. As the COVID-19 virus effects travel restrictions in various locations around the world, the Company also continues to work with its guests to reschedule travel plans and refund payments, as applicable, for those expeditions and trips that the Company is not able to operate.

The Company believes there are a variety of strategic advantages that enable it to deploy its ships safely and quickly, while mitigating the risk of COVID-19 as travel restrictions are lifted. The most notable is the size of its owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. The small nature of the Company’s ships also allows it to efficiently and effectively test its guests and crew prior to boarding. All ship crew and staff members have been fully vaccinated. Additionally, the majority of expeditions take place in remote locations where human interactions are limited, so there is less opportunity for external influence.

While the Company’s ships were not in operations, the majority of the fleet was being maintained with minimally required crew on-board to ensure they complied with all necessary regulations and could be fully put back into service quickly as needed. Ahead of launching each ship, crew levels were increased as necessary to prepare each vessel for operations as well as for crew training and vaccinations. The Company offices primarily remain closed, and most employees are working remotely to maintain general business operations, provide assistance to existing and potential guests and maintain information technology systems.

The Company continues to adhere to the comprehensive plan implemented in March 2020 to mitigate the impact of COVID-19 and preserve and enhance its liquidity position. Prior to resuming operations, this plan employed a variety of cost reduction and cash preservation measures, including reducing ship and land-based expedition costs, such as capital expenditures, crew payroll, land costs, fuel and food, and meaningfully reducing general and administrative expenses through reduced payroll and the elimination of all non-essential travel, office expenses and discretionary spending. The Company also accessed available capital under existing debt facilities and through the issuance of preferred stock. With the majority of operations resuming, operating costs are ramping back up, but given the continued uncertainty around COVID-19 and given that guest counts have not yet returned to traditional levels, the Company continues to minimize expenditures as appropriate.

Booking Trends

The Company experienced a substantial impact from the COVID-19 virus over the past year, but despite this impact it still has substantial advanced bookings for future travel. Bookings for the full year 2022 are 36% ahead of the bookings for 2021 as of the same date a year ago and 36% ahead of the bookings for 2020 as of the same date two years ago. The Company continues to see new bookings for future travel, including over $174.0 million since the beginning of 2021, and is receiving significant deposits and final payments for future travel.

For 2021 voyages that have been cancelled or rescheduled, the Company is offering future travel credits or full refunds to its fully paid guests. As of August 3, 2021, the majority of guests have opted for future travel credits.

Balance Sheet and Liquidity

As of June 30, 2021, the Company had $160.1 million in unrestricted cash and $43.5 million in restricted cash primarily related to deposits on future travel originating from U.S. ports and credit card reserves. As of June 30, 2021, the Company had a total debt position of $514.7 million and was in compliance with all of its debt covenants.

Since the beginning of the COVID-19 pandemic, the Company has taken a variety of steps to strengthen its balance sheet and increase liquidity including:

During April 2020, under its second export credit agreement the Company drew down $30.6 million and, in April 2021, the Company drew down $15.5 million in conjunction with its third and fourth installment payments on the National Geographic Resolution, scheduled for delivery in the fourth quarter of 2021.

During May 2020, the Company amended its $2.5 million promissory note, changing the maturity date of the principal payments to be due in three equal installments, with the first payment on December 22, 2020, the second due on December 22, 2021 and the final payment due on December 22, 2022.

During June 2020, the Company amended its export credit agreements to defer scheduled amortization payments through March 2021 and suspend the total net leverage ratio covenant through June 2021. During June 2021, the Company further amended its export credit agreements to, among other things, extend the deferral of scheduled amortization payments through December 2021 in the aggregate amount of $15.7 million, extend the waiver of its total net leverage ratio covenant through March 31, 2022 and increase the interest rate spreads of the facilities by 50 basis points.

During August 2020, the Company amended its term loan and revolving credit facilities to waive the application of the total net leverage ratio covenant through June 2021. In connection with the amendment, among other things, the interest rate of the term loan was increased by 125 basis points, to be paid-in-kind at maturity and a LIBOR floor of 75 basis points was added to each facility. During April 2021, the Company further amended these facilities to, among other things, extend the waiver of its total net leverage ratio covenant through March 31, 2022 and further increase the interest rate spreads, excluding the Main Street Loan, by an additional 50 basis points.

During August 2020, the Company raised $85.0 million in gross proceeds through the private placement issuance of Redeemable Convertible Series A Preferred Stock that carries a 6% annual dividend, which is payable in kind for two years and, thereafter, in cash or in-kind at the Company’s option. The preferred stock is convertible into shares of Lindblad common stock at a conversion price of $9.50 per share, representing a premium of 23% to Lindblad’s 30-day trading volume weighted average price on the date of issuance.

During December 2020, the Company amended its term loan and revolving credit facilities and borrowed an incremental $85.0 million under the amended term loan through the Main Street Expanded Loan Facility program established by the Board of Governors of the Federal Reserve System. The incremental borrowing carries an interest rate of LIBOR plus 3.0% and matures December 2025 with no early payment restrictions.

As we continue to ramp up operations, our monthly cash usage will increase as we incur costs in operating expeditions, preparing additional ships for return to service, spending to market and advertise upcoming expeditions and trips and reinstating remaining furloughed and part-time office staff as needed. We also anticipate a significant increase in guest payments as we receive final payments for upcoming expeditions and trips, as well as deposits for new reservations for future travel. Given the dynamic nature of the COVID-19 pandemic, the Company cannot reasonably estimate the potential impacts the pandemic will have on its financial condition, results of operations, cash flows, plans and growth for the foreseeable future. It is unknown when travel restrictions and various border closures will be lifted and what the demand for expedition travel will be once restrictions are no longer in place.

SECOND QUARTER RESULTS

Tour Revenues

Second quarter tour revenues of $15.3 million increased $15.5 million as compared to the same period in 2020. The increase was driven by a $6.7 million increase at the Lindblad segment and a $8.8 million increase at the Land Experiences segment primarily due to the resumption of several expeditions and trips during the second quarter of 2021. The Land Experiences segment also included the operations of Off the Beaten Path LLC (“Off the Beaten Path”) and DuVine Cycling + Adventure Co. (“DuVine”), which were acquired during the first quarter of 2021.

Net Income

Net loss available to stockholders for the second quarter was $36.6 million, $0.71 per diluted share, as compared with net loss available to stockholders of $39.7 million, $0.80 per diluted share, in the first quarter of 2020. The $3.0 million improvement primarily reflects the resumption of several expeditions and trips and a $0.2 million foreign currency gain in the current year versus a $3.9 million foreign currency loss in the second quarter of 2020. These increases were partially offset by a $1.5 million increase in interest expense due to additional borrowings and higher rates.

Adjusted EBITDA

Second quarter Adjusted EBITDA loss of $23.0 million improved $2.5 million as compared to the same period in 2020. The increase was driven by a $1.2 million improvement at the Lindblad segment and a $1.4 million improvement at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $21.8 million improved $1.2 million versus the second quarter a year ago, primarily due to the resumption of several expeditions during June 2021, partially offset by higher cost of tours and increased personnel costs related to restarting operations and higher credit card commissions related to bookings for future travel.

Land Experiences segment Adjusted EBITDA loss of $1.1 million improved $1.4 million versus the second quarter a year ago, primarily due to additional trips, partially offset by higher cost of tours and increased personnel costs related to the additional departures and increased marketing costs to drive long-term growth initiatives. The Land Experiences segment also included the operations of Off the Beaten Path and DuVine, which were acquired during the first quarter of 2021.

	For the three months ended June 30,				For the six months ended June 30,
(In thousands)	2021	2020	Change	%	2021	2020	Change	%
Tour revenues:
Lindblad	$6,680	$(22)	$6,702	NM	$7,164	$69,517	$(62,353)	NM
Land Experiences	8,586	(246)	8,832	NM	9,883	11,454	(1,571)	NM
Total tour revenues	$15,266	$(268)	$15,534	NM	$17,047	$80,971	$(63,924)	NM
Operating loss
Lindblad	$(31,038)	$(31,641)	$603	2%	$(58,335)	$(29,452)	$(28,883)	(98)%
Land Experiences	(1,550)	(3,105)	1,555	50%	(5,317)	(3,043)	(2,274)	(75)%
Total operating loss	$(32,588)	$(34,746)	$2,158	6%	$(63,652)	$(32,495)	$(31,157)	(96)%
Adjusted EBITDA:
Lindblad	$(21,832)	$(22,986)	$1,154	5%	$(39,785)	$(12,911)	$(26,874)	(208)%
Land Experiences	(1,121)	(2,491)	1,370	55%	(3,985)	(1,988)	(1,997)	(100)%
Total adjusted EBITDA	$(22,953)	$(25,477)	$2,524	10%	$(43,770)	$(14,899)	$(28,871)	(194)%

STRATEGIC GROWTH INITIATIVES

The Company is continuing to expand its fleet capacity to further capitalize on the demand for high quality adventure travel and broaden the immersive and authentic itineraries it has to offer its guests. The National Geographic Resolution is scheduled for delivery in the fourth quarter of 2021 and will join her sister ship, the National Geographic Endurance, as well as the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Company. The new vessel will be capable of exploring deep into the Arctic and Antarctic, and its Ulstein X-BOW® design will allow for greater comfort and speed through rough waters.

During the first quarter of 2021, the Company acquired majority interests in DuVine, a leading luxury cycling and adventure travel company, and Off the Beaten Path, a leading active travel operator with a specialization in U.S. National Parks. These acquisitions further broaden and deepen Lindblad’s platform of high-quality experiential product offerings in robust adventure travel sectors, including the rapidly growing cycling tourism and domestic expedition markets. Similar to the acquisition of Natural Habitat, the Company will leverage its experience and resources to accelerate the growth of these unique and profitable businesses and capitalize on the growing demand for authentic and immersive adventure travel. The aggregate purchase price of these majority interests was approximately $10.6 million and was financed through $8.8 million in cash and Lindblad stock of $1.8 million.

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35 million stock repurchase plan in place. During the second quarter, the Company did not repurchase any shares. As of July 31, 2021, the Company had repurchased 6.0 million warrants and 875,218 shares under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of July 31, 2021, there were 50.1 million shares common stock outstanding. The Company has currently suspended all stock repurchases given the uncertainty surrounding COVID-19 and restrictions related to the Main Street Expanded Loan Facility.

FINANCIAL OUTLOOK

The COVID-19 pandemic has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update its expectations when it has more clarity around the timing of and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on August 3, 2021, to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad brand and on land-based travel through its subsidiaries, Natural Habitat, Off the Beaten Path and DuVine.

Lindblad works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

DuVine offers immersive cycling and adventure experiences across the globe through thoughtfully designed itineraries led by expert local guides. DuVine's trips include top-quality gear and support and are tailored to riders of all abilities with an emphasis on exceptional food and wine experiences, along with boutique accommodations.

Off the Beaten Path offers active small-group and private custom journeys around the world, connecting the heart of the traveler with the soul of the destination through localized, authentic experiences focused on outdoor activity including wildlife viewing, hiking, rafting, snorkeling, kayaking and snowshoeing with experienced local guides.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to the novel corona virus COVID-19; (ii) the impacts of the novel coronavirus COVID-19 on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of the novel coronavirus COVID-19 on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of June 30, 2021	As of December 31, 2020
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$160,081	$187,531
Restricted cash	43,465	16,984
Marine operating supplies	6,258	5,473
Inventories	2,202	2,168
Prepaid expenses and other current assets	27,819	17,014
Total current assets	239,825	229,170

Property and equipment, net	492,756	482,673
Goodwill	33,652	22,105
Intangibles, net	10,678	4,817
Deferred tax asset	10,697	5,539
Right-to-use lease assets	4,510	5,082
Other long-term assets	7,179	8,063
Total assets	$799,297	$757,449

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$203,466	$120,737
Accounts payable and accrued expenses	28,093	22,341
Lease liabilities - current	1,403	1,475
Long-term debt - current	9,361	11,255
Total current liabilities	242,323	155,808

Long-term debt, less current portion	489,880	471,359
Lease liabilities	3,417	3,915
Other long-term liabilities	90	90
Total liabilities	735,710	631,172

COMMITMENTS AND CONTINGENCIES
Series A redeemable convertible preferred stock, 165,000 shares authorized; 85,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	86,445	83,825
Redeemable noncontrolling interest	10,036	7,494
	96,481	91,319

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 85,000 Series A shares issued and outstanding as of June 30, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 50,139,831 and 49,905,512 issued, 50,071,623 and 49,818,676 outstanding as of June 30, 2021 and December 31, 2020, respectively	5	5
Additional paid-in capital	50,777	48,127
Accumulated deficit	(82,733)	(11,572)
Accumulated other comprehensive loss	(943)	(1,602)
Total stockholders' equity	(32,894)	34,958
Total liabilities, mezzanine equity and stockholders' equity	$799,297	$757,449

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020

Tour revenues	$15,266	$(268)	$17,047	$80,971

Operating expenses:
Cost of tours	19,391	12,721	27,670	54,913
General and administrative	15,288	9,798	29,100	27,025
Selling and marketing	4,962	3,406	7,467	16,285
Depreciation and amortization	8,213	8,553	16,462	15,243
Total operating expenses	47,854	34,478	80,699	113,466

Operating loss	(32,588)	(34,746)	(63,652)	(32,495)

Other (expense) income:
Interest expense, net	(5,705)	(4,179)	(11,374)	(7,234)
Gain (loss) on foreign currency	199	(3,879)	269	(7,322)
Other income (expense)	2	(62)	4	(113)
Total other expense	(5,504)	(8,120)	(11,101)	(14,669)

Loss before income taxes	(38,092)	(42,866)	(74,753)	(47,164)
Income tax benefit	(2,357)	(2,943)	(5,158)	(4,770)

Net loss	(35,735)	(39,923)	(69,595)	(42,394)
Net loss attributable to noncontrolling interest	(437)	(265)	(1,056)	(801)
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(35,298)	(39,658)	(68,539)	(41,593)
Series A redeemable convertible preferred stock dividend	1,318	-	2,622	-

Net loss available to stockholders	$(36,616)	$(39,658)	$(71,161)	$(41,593)

Weighted average shares outstanding
Basic	50,064,152	49,741,635	49,964,693	49,683,381
Diluted	50,064,152	49,741,635	49,964,693	49,683,381

Undistributed loss per share available to stockholders:
Basic	$(0.71)	$(0.80)	$(1.38)	$(0.84)
Diluted	$(0.71)	$(0.80)	$(1.38)	$(0.84)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the six months ended June 30,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(69,595)	$(42,394)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	16,462	15,243
Amortization of National Geographic fee	-	727
Amortization of deferred financing costs and other, net	1,525	972
Amortization of right-to-use lease assets	2	101
Stock-based compensation	2,740	1,601
Deferred income taxes	(5,158)	(4,817)
(Gain) loss on foreign currency	(269)	7,322
Changes in operating assets and liabilities
Marine operating supplies and inventories	(819)	(257)
Prepaid expenses and other current assets	(9,643)	5,342
Unearned passenger revenues	76,747	(18,037)
Other long-term assets	862	277
Other long-term liabilities	3,336	(730)
Accounts payable and accrued expenses	5,648	(2,112)
Net cash provided by (used in) operating activities	21,838	(36,762)

Cash Flows From Investing Activities
Purchases of property and equipment	(25,239)	(152,031)
Acquisition (net of cash acquired)	(7,177)	-
Net cash used in investing activities	(32,416)	(152,031)

Cash Flows From Financing Activities
Proceeds from long-term debt	15,484	183,339
Repayments of long-term debt	(1,014)	(1,000)
Payment of deferred financing costs	(3,135)	(96)
Repurchase under stock-based compensation plans and related tax impacts	(1,726)	(351)
Repurchase of warrants and common stock	-	(127)
Net cash provided by financing activities	9,609	181,765
Net decrease in cash, cash equivalents and restricted cash	(969)	(7,028)
Cash, cash equivalents and restricted cash at beginning of period	204,515	109,258

Cash, cash equivalents and restricted cash at end of period	$203,546	$102,230

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$8,571	$7,971
Income taxes	$1	$60
Non-cash investing and financing activities:
Non-cash preferred share dividend	$2,622	$-
Shares issued for acquisition	$1,770	$-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Net loss	$(35,735)	$(39,923)	$(69,595)	$(42,394)
Interest expense, net	5,705	4,179	11,374	7,234
Income tax benefit	(2,357)	(2,943)	(5,158)	(4,770)
Depreciation and amortization	8,213	8,553	16,462	15,243
(Gain) loss on foreign currency	(199)	3,879	(269)	7,322
Other expense	(2)	62	(4)	113
Stock-based compensation	1,129	703	2,740	1,601
National Geographic fee amortization	-	-	-	727
Other	293	13	680	25
Adjusted EBITDA	$(22,953)	$(25,477)	$(43,770)	$(14,899)

Reconciliation of Operating Loss to Adjusted EBITDA Lindblad Segment	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Operating loss	$(31,038)	$(31,641)	$(58,335)	$(29,452)
Depreciation and amortization	7,823	7,939	15,690	14,188
Stock-based compensation	1,129	703	2,606	1,601
National Geographic fee amortization	-	-	-	727
Other	254	13	254	25
Adjusted EBITDA	$(21,832)	$(22,986)	$(39,785)	$(12,911)

Land Experiences Segment	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Operating loss	$(1,550)	$(3,105)	$(5,317)	$(3,043)
Depreciation and amortization	390	614	772	1,055
Stock-based compensation	-	-	134	-
Other	39	-	426	-
Adjusted EBITDA	$(1,121)	$(2,491)	$(3,985)	$(1,988)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the six months ended June 30,
	2021	2020
Net cash provided by operating (used in) activities	$21,838	$(36,762)
Less: purchases of property and equipment	(25,239)	(152,031)
Free Cash Flow	$(3,401)	$(188,793)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Available Guest Nights	6,270	-	6,270	51,624
Guest Nights Sold	4,920	-	4,920	46,050
Occupancy	78%	-	78%	89%
Maximum Guests	1,029	-	1,029	6,512
Number of Guests	818	-	818	5,564
Voyages	14	-	14	85

Calculation of Gross Yield per Available Guest Night and Net Yield per Available Guest Night	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Guest ticket revenues	$5,762	$(11)	$5,762	$60,351
Other tour revenue	918	(11)	1,402	9,166
Tour Revenues	6,680	(22)	7,164	69,517
Less: Commissions	(515)	(1,835)	(543)	(7,262)
Less: Other tour expenses	(432)	(953)	(1,066)	(6,713)
Net Yield	$5,733	$(2,810)	$5,555	$55,542
Available Guest Nights	6,270	-	6,270	51,624
Gross Yield per Available Guest Night	$1,065	NM	$1,143	$1,347
Net Yield per Available Guest Night	914	NM	886	1,076

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Cost of tours	$14,835	$12,182	$22,440	$47,702
Plus: Selling and marketing	3,581	3,201	5,277	15,184
Plus: General and administrative	11,479	8,297	22,092	21,895
Gross Cruise Cost	29,895	23,680	49,809	84,781
Less: Commissions	(515)	(1,835)	(543)	(7,262)
Less: Other tour expenses	(432)	(953)	(1,066)	(6,713)
Net Cruise Cost	28,948	20,892	48,200	70,806
Less: Fuel Expense	(1,011)	(931)	(1,523)	(3,323)
Net Cruise Cost Excluding Fuel	27,937	19,961	46,677	67,483
Non-GAAP Adjustments:
Stock-based compensation	(1,129)	(703)	(2,606)	(1,601)
National Geographic fee amortization	-	-	-	(727)
Other	(293)	(13)	(680)	(25)
Adjusted Net Cruise Cost Excluding Fuel	$26,515	$19,245	$43,391	$65,130
Adjusted Net Cruise Cost	$27,526	$20,176	$44,914	$68,453

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.